SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[x]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         Globe Business Resources, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)     Title of each class of securities to which transaction applies:

        2) Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

        4) Proposed maximum aggregate value of transaction:


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1)     Amount Previously Paid:

        2)     Form, Schedule or Registration Statement No.:

        3)     Filing Party:

        4)     Date Filed:

(LOGO)


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held July 20, 1999

Dear Shareholder:

     We are pleased to invite you to attend our Annual Shareholders' Meeting, which will be held at the Company's Corporate Headquarters, 11260 Chester Road, Suite 400, Cincinnati, Ohio 45246 on July 20, 1999 at 9:00 a.m. Eastern Time.

     The purposes of this Annual Meeting are:

1.  To elect five Directors to serve for the next year;

2.  To amend the Globe 1998 Stock Option and Incentive Plan;

3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for fiscal year 2000; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Our officers and directors will be available to discuss the Company's operations with you and answer your questions regarding Globe.

                                  Yours truly,



                                 David D. Hoguet
                                 Chairman of the Board of Directors

Dated:  May 26, 1999

Whether or not you plan to attend the meeting, please vote, sign and promptly return your proxy card in the enclosed envelope. Proxies may be revoked by written notice of revocation, the submission of a later proxy, or by attending the meeting and voting in person. If you wish to attend the meeting, but your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

(LOGO)



                         GLOBE BUSINESS RESOURCES, INC.
                               11260 Chester Road
                                    Suite 400
                             Cincinnati, Ohio 45246

                             Telephone 513.771.8287


                           P R O X Y S T A T E M E N T

                         Annual Meeting of Shareholders
                                  July 20, 1999

                                  Introduction

     The Board of Directors of Globe Business Resources, Inc. is requesting your Proxy for use at the Annual Meeting of Shareholders on July 20, 1999, and at any adjournment thereof. The approximate mailing date of this Proxy Statement and the accompanying Proxy Card is May 28, 1999.

                              Voting at the Meeting

General

     Shareholders may vote in person or by proxy. Proxies may be revoked at any time by filing with the Company either a written revocation or a duly executed Proxy Card bearing a later date or by appearing at the meeting and voting in person. All shares will be voted as specified on each properly executed Proxy Card. If no choice is specified, the shares will be voted as recommended by the Board of Directors in favor of Items 2 and 3 and for the nominees for directors named herein. If any other matters come before the Meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card. Abstentions, shares not voted and broker non-votes will have no effect on any vote taken at the meeting.

     As of May 1, 1999, Globe had 4,797,489 shares of Common Stock issued and outstanding. Each share is entitled to one vote. Only shareholders of record at the close of business on the record date of May 24, 1999, are entitled to notice of and to vote at the meeting.

Principal Shareholders

     The following are the only shareholders known by the Company to own beneficially 5% or more of its outstanding Common Stock as of May 1, 1999:

Name of                                 Amount and Nature of           Percent
Beneficial Owner                        Beneficial Ownership           of Class
----------------                        --------------------           --------

David D. Hoguet                             777,532 (a)(b)(c)            16.2%
11260 Chester Road, Suite 400
Cincinnati, Ohio  45246

Blair D. Neller                             711,709 (b)(c)               14.8%
340 E. Palm Lane, Suite 230
Phoenix, Arizona  85004

Alvin Z. Meisel                             383,428 (b)                   8.0%
1650 Central Parkway
Cincinnati, Ohio  45210

Wellington Management Company               361,800 (d)                   7.5%
75 State Street
Boston, Massachusetts  02109


(a) Includes 46,751 shares held as custodian for Mr. Hoguet's two minor children.
(b) Includes outstanding exercisable options for the purchase of shares of Common Stock of 6,000 each for Messrs. Hoguet and Neller and 2,000 for Mr. Meisel.
(c) Includes 67 shares for Mr. Hoguet and 66 shares for Mr. Neller that are held in the Company's 401(k) savings plan.
(d) Based solely on information contained in filings with the Securities and Exchange Commission.

                    Proposal Regarding Election of Directors

     The Board is nominating for re-election all of the current directors, namely David D. Hoguet, Blair D. Neller, Alvin Z. Meisel, William R. Griffin and Thomas C. Parise.

     All directors elected at the Annual Meeting will be elected to hold office until the next annual meeting. Should any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board. Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

Information About Nominees

     Mr. Hoguet, 47, has been Chairman of the Board and Chief Executive Officer of the Company since April 1990. From 1986 to 1990, he served as President of the Company and its predecessor businesses. He has been a director since 1988. Prior to joining Globe, Mr. Hoguet was Vice President of Finance, Treasurer and a director of Chemed Corporation. Mr. Hoguet is currently a director of the International Furniture Rental Association, serving a three-year term from May 1997 through May 2000. He served as the Association's Chairman from May 1993 to March 1994 and as its President from March 1991 to May 1993. Mr. Hoguet is a founder of the Company.

     Mr. Neller, 46, joined the Company as Executive Vice President in April 1989 and has been President and Chief Operating Officer since April 1990 and a director since 1989. Prior to joining Globe, Mr. Neller was a Vice President in the Consumer Markets Division of Merrill Lynch & Co. Mr. Neller was a director of the International Furniture Rental Association from May 1995 through May 1997. Mr. Neller is a founder of the Company.

     Mr. Meisel, 70, has been President of The Globe Furniture Company (d/b/a Globe Furniture Galleries), a furniture retailer located in Cincinnati, since 1959. Mr. Meisel is a founder of the Company. Mr. Meisel has been a director of the Company since 1989.

     Mr. Griffin, 55, is the former President of Roto-Rooter, Inc., a provider of sewer and drain cleaning services, a position he held from May 1985 until September 1996. From May 1991 until September 1996, Mr. Griffin was also an
Executive Vice President of Chemed Corporation. Mr. Griffin is currently a private investor. Mr. Griffin is also a director of Diamond Home Services, Inc. Mr. Griffin has been a director of the Company since 1996.

     Mr. Parise, 44, is the former President of Inter-Tel, Incorporated, a designer and manufacturer of voice and data communication systems and network services, a position he held from January 1991 until April 1998. Mr. Parise served in various other capacities with Inter-Tel from March 1981 through January 1990. He currently serves as a consultant to Inter-Tel. Mr. Parise has been a director of the Company since 1996.

     None of the officers or directors is related except that Mr. Hoguet is Mr. Meisel's son-in-law.

        Proposal to Amend the Globe 1998 Stock Option and Incentive Plan

     The Board is recommending that the Company's 1998 Stock Option and Incentive Plan be amended in several respects. As adopted, the Plan provides for the grant of options to purchase 150,000 shares. As the Company has grown over the past year, it has continued to issue options to the point that there are 89,250 shares remaining available for grant under that Plan. A total of 34,614 shares are also available for grant under other plans previously adopted. The Board of Directors considers it advisable for Globe to have additional shares available in order to provide option grants designed to attract and retain key employees. Therefore, it is proposing that the Plan be amended to increase the number of shares authorized for grants from 150,000 to 300,000. The Plan currently provides that all options are to be granted with exercise prices of not less than 95% of the last closing sale price of the Common Stock reported prior to the date of grant. The Company has never issued an option at less than fair market value, therefore the amendment being proposed requires that all options are to be granted at a price not less than 100% of the last closing sale price of Common Stock reported prior to the date of grant. In order to increase the flexibility of the Plan, the amendment being proposed increases the maximum number of shares that may be granted to any one person during any fiscal year from 20,000 to 50,000. The Plan presently provides that it be administered by a committee of three or more directors. At the time of adoption of the Plan, Ohio law required that all committees have at least three directors; however the law has been changed to allow committees of two or more directors to be formed. Accordingly, the amendment being proposed also recognizes this change in the law by allowing the committee to be composed of two or more directors. Finally, the amendment deletes from the plan provisions that allow the option price to be paid by withholding from the number of shares issuable upon exercise of an option that number of shares with a fair market value equal to the exercise price for the option. Instead, payment of the option price would be made either in cash or by a tender of Common Stock of Globe which has been owned at least six months at a fair market value equal to the purchase price or by a combination of cash and shares.

     The 1998 Plan is administered by a committee appointed by the Board of Directors. That Committee evaluates the duties of employees and their present and potential contributions to the Company and such other factors as it deems relevant in determining key persons to whom options will be granted and the number of shares covered by such grants. All employees of the Company are eligible to be considered by the Committee for the grant of options.

     Options may be granted for varying periods of up to ten years. Options may be granted either as Incentive Stock Options designed to provide certain tax benefits under the Internal Revenue Code or as Non-Qualified Options without such benefits. However, persons who beneficially own 10% or more of the Company's outstanding Common Stock may not be granted incentive options for terms exceeding five years and their exercise prices must be at least 110% of market value at the time of grant.

     The right to exercise options will vest according to a schedule determined at the time of grant which generally is at the rate of 25% per year commencing on the first anniversary of the date of grant, with this right to exercise cumulative to the extent not utilized in prior periods. Options granted under the Plan will not become exercisable until one year from the date of grant. The Committee is empowered to grant options with different vesting provisions. If the employment of a person holding an option is terminated for any reason other than death, total permanent disability or retirement, the option terminates.

     Persons who receive options incur no federal income tax liability at the time of grant.

     Persons exercising Non-Qualified Options recognize taxable income and the Company has a tax deduction at the time of exercise to the extent of the difference between market price on the day of exercise and the exercise price.

     Persons exercising Incentive Stock Options do not recognize taxable income until they sell the stock. Sales within two years of the date of grant or one year of the date of exercise result in taxable income to the holder and a deduction for the Company, both measured by the difference between the market price at the time of sale and the exercise price. Sales after such period are treated as capital transactions to the holder and the Company receives no deduction.

     The affirmative vote of a majority of votes cast at the meeting is required to approve the amendments to the Globe 1998 Stock Option and Incentive Plan.

                   Ratification of Appointment of Accountants

     The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as its independent public accountants for the fiscal year ending February 29, 2000. PricewaterhouseCoopers LLP (and formerly Price Waterhouse LLP) has been the independent accounting firm for the Company since 1989. Although not required by law, the Board is seeking shareholder ratification of this selection. The affirmative vote of a majority of votes cast at the meeting is required for ratification. If ratification is not obtained, the Board intends to continue the employment of PricewaterhouseCoopers LLP at least through fiscal 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Shareholders' Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Other Matters

     Any other matters considered at the Meeting including adjournment will require the affirmative vote of a majority of shares voting.

Shareholder Proposals

     Shareholders who desire to have proposals included in the Notice for the Shareholders' Meeting to be held in 2000 must submit their proposals in writing to Globe Business Resources, Inc., Attention Secretary, at its Corporate Headquarters on or before January 29, 2000.

     The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in the Company's Proxy Statement and except for matters as to which adequate notice is received. In order for notice to be deemed adequate for the 2000 Annual Shareholders' Meeting, it must be received prior to April 13, 2000. If there is a change in the anticipated date of next year's annual meeting or these deadlines by more than 30 days, notification will be supplied through Form 10-Q filings.

Securities Ownership

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of May 1, 1999 by each director, each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group.

                                                           Common Stock
                                                        Beneficially Owned
 Name                                 Amount                Percentage
 ----                           ------------------      ------------------
 David D. Hoguet                  777,532 (1)(2)(3)              16.2
 Blair D. Neller                  711,709 (2)(3)                 14.8
 Alvin Z. Meisel                  383,428 (2)                     8.0
 William R. Griffin                 3,500 (2)                       *
 Thomas C. Parise                   4,000 (2)                       *
 Jeffery D. Pederson                8,534 (2)(3)(4)                 *
 Christopher S. Gruenke               875 (5)                       *
 George S. Quay IV                    180 (3)                       *
 All Executive Officers
  and Directors as a
  Group (14 Persons)            1,980,172 (6)                    40.9

--------------------------------
 *    Less than one percent

(1) Includes 46,751 shares held as custodian for Mr. Hoguet's two minor children.
(2) Includes outstanding exercisable stock options for the purchase of shares of common stock of 6,000 each for Messrs. Hoguet and Neller, 2,000 each for Messrs. Meisel, Griffin and Parise, and 7,500 for Mr. Pederson.
(3) Includes 67 shares for Mr. Hoguet, 66 shares for Mr. Neller, 62 shares for Mr. Pederson, and 77 shares for Mr. Quay that are held in the Company's 401(k) savings plan.
(4) Does not include 2,964 restricted shares. One half of the shares vest on each of October 16, 1999 and 2000. Mr. Pederson has no rights in such shares until vested.
(5) Consists solely of exercisable stock options for the purchase of shares of common stock.
(6) Includes outstanding exercisable stock options for the purchase of shares of common stock and shares held in the Company's 401(k) savings plan.

Board of Director Actions

     The Board of Directors met four times, had four telephonic meetings, and took action in writing on five occasions, during fiscal 1999.

     The Audit Committee, composed of Messrs. Parise (Chairman), Griffin and Meisel reviews the Company's internal accounting operations. It also recommends the employment of independent accountants and reviews the relationships between the Company and its outside accountants. The Committee met one time during fiscal 1999.

     The Compensation Committee establishes compensation levels for management and administers the Company's Stock Option Plans. Current members of the

Compensation Committee are Messrs. Griffin (Chairman), Meisel and Parise. The Committee met two times during fiscal 1999 and took action in writing on one occasion.

     The Directors Stock Option Committee, composed of Messrs. Hoguet (Chairman), Neller and Meisel, administers the Directors Stock Option Plan. The Committee meets only if amendments to the Directors Stock Option Plan are recommended or required. The Committee held no meetings in fiscal 1999.

     The Company does not have a nominating or executive committee.

     Directors who are not employees of the Company receive $12,500 per year for serving as a director and a member of committees, plus $750 for each director's meeting attended and $250 for each director's meeting held by telephone.
Committee members receive $750 per committee meeting attended, unless the committee meeting occurs on the same day as a director's meeting, in which case the committee member will receive only the director's meeting fee. Non-employee directors also receive an immediately exercisable option for the purchase of 1,000 shares of Globe common stock, annually, upon election to the Board of Directors, pursuant to the 1997 Directors Stock Option Plan. Directors who are employees of the Company are not separately compensated for serving as Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Globe's executive officers, directors and persons who own more than 10% of a registered class of Globe's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish Globe with copies of these reports. Based on a review of the copies of such reports received by it, and upon written representation from certain reporting persons that no reports were required, Globe believes that all of its executive officers, directors and 10% shareholders complied with the Section 16 reporting requirements during fiscal 1999, with the exception of the following instances noted below.

     The Company learned, subsequent to filing the prior year proxy statement, that certain officers inadvertently failed to file, on a timely basis, certain Form 4 related transactions. Specifically, Barbara Hemmelgarn, a former Vice President, reported on her June 1998 Form 4 the January 1998 sale of 504 shares of stock. Lyle Tomlinson, Senior Regional Vice President, reported on his June 1998 Form 4 the January 1998 sale of 2,000 shares of stock.

     In fiscal year 1999, Victoria Chester, former Senior Vice President, inadvertently omitted from her October 1998 Form 4, the October 1998 exercise of options for 500 shares of stock and the sale of 344 shares of stock. This form was amended and restated on the November 1998 Form 4.

Executive Compensation

     The following table presents certain data regarding the compensation of the Company's five most highly compensated executive officers for fiscal 1999.


                                                                         Long-Term
                                      Annual Compensation            Compensation Awards
                           ------------------------------------- -------------------------
                                                       Other      Number of
                                                       Annual     Securities   Restricted
  Name and                                          Compensation Underlying     Stock
  Principal Position       Year   Salary   Bonus          (1)      Options     Award (2)
  ------------------       ----   -------  ------   ------------ -----------   ----------

  David D. Hoguet          1999  $265,800  $80,000     $ 2,596      10,000           -
  Chairman of the          1998   249,969        -       2,497       6,000           -
  Board of Directors,      1997   239,149   60,000       2,046       6,000           -
  Chief Executive
  Officer

  Blair D. Neller          1999  $265,800  $80,000     $ 2,596      10,000           -
  President, Chief         1998   249,969        -       2,497       6,000           -
  Operating Officer        1997   239,149   60,000       2,046       6,000           -


  Jeffery D. Pederson      1999  $166,385  $57,188     $22,190      10,000           -
  Executive Vice           1998   138,615   65,000       1,862       6,000    $100,035
  President                1997    93,500   12,000       1,274       9,000           -


  Christopher S. Gruenke   1999  $111,036  $34,813     $    275      5,000           -
  Vice President & Chief   1998    42,308   20,000           -       3,500           -
  Information Officer (3)  1997         -        -           -           -           -


  George S. Quay IV        1999   $95,000  $34,813     $21,428       6,500           -
  Vice President &         1998         -        -           -           -           -
  Director                 1997         -        -           -           -           -
  of National
  Sales (4)


(1) Represents matching contributions made by the Company under its 401(k) savings plan and term life insurance premiums. In the case of Mr. Pederson and Mr. Quay the 1999 amount also includes relocation expenses.
(2) On October 16, 1997 Mr. Pederson received a grant of 4,446 restricted shares of Globe common stock, pursuant to the 1997 Stock Option and Incentive Plan. Vesting is over 3 years. At present 2,964 shares have not yet vested.
(3)  Mr. Gruenke was employed by the Company in October 1997.
(4)  Mr. Quay was employed by the Company in June 1998.

                                       9

Option Grants in Last Fiscal Year



                           Number of      Percent of                                 Potential Realizable
                           Securities   Total Options                                  Value at Assumed
                           Underlying     Granted to      Exercise                   Annual Rates of Stock
                            Options      Employees in       Price       Expiration   Price Appreciation
       Name               Granted (1)    Fiscal Year     (per share)       Date      for Option Term (2)
---------------------     -----------    -----------     -----------    ----------   ---------------------
                                                                                       5%          10%
                                                                                     -------     ---------
David D. Hoguet             10,000          5.9%           $13.1875      10/29/08    $82,935     $210,175

Blair D. Neller             10,000          5.9%           $13.1875      10/29/08    $82,935     $210,175

Jeffery D. Pederson         10,000          5.9%           $13.1875      10/29/08    $82,935     $210,175

Christopher S. Gruenke       5,000          2.9%           $13.1875      10/29/08    $41,468     $105,087

George S. Quay IV            3,500          2.0%           $14.5000      06/01/08    $31,916     $ 80,882
                             3,000          1.8%           $13.1875      10/29/08    $24,881     $ 63,052


(1) Options are exercisable at the rate of 25% per year commencing one year after grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The potential realizable values shown are net of the option exercise price, but do not include deductions for taxes. The actual realizable values, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionee's continued employment through applicable vesting periods and the date on which the options are exercised.


Aggregated  Option  Exercises  in Last  Fiscal Year and Fiscal  Year-End  Option
Values


                                                       Number of Securities
                            Shares                         Underlying                   Value of Unexercised
                           Acquired      Value          Unexercised Options             In-the-Money Options
Name                      on Exercise   Realized         at Fiscal Year End              at Fiscal Year End
----                      -----------   --------    ----------------------------    -----------------------------
                                                    Exercisable    Unexercisable    Exercisable     Unexercisable
                                                    -----------    -------------    -----------     -------------

David D. Hoguet                -           -           4,500           17,500          $7,313          $14,813

Blair D. Neller                -           -           4,500           17,500          $7,313          $14,813

Jeffery D. Pederson            -           -           6,000           19,000         $26,719          $34,219

Christopher S. Gruenke         -           -             875            7,625               -           $3,750

George S. Quay IV              -           -               -            6,500               -           $2,250


Report of the Compensation Committee of the Board of Directors on Executive Compensation

     The Compensation Committee establishes, oversees and directs the executive compensation policies of the Company and administers the Company's stock option plans. The Committee consists of the Company's three independent outside directors, none of whom is or was an officer or employee of the Company.

     Compensation for executives is based on the principles that compensation must (i) be competitive with other quality companies in order to attract, motivate and retain the exceptional individuals needed to lead and grow the Company's business; (ii) provide a strong incentive for key executives to achieve the Company's goals; and (iii) make prudent use of the Company's resources and provide enhanced value to shareholders.

     The Committee believes that variable at-risk compensation should make up a significant portion of executive compensation, and therefore, ties compensation to the achievement of Company and individual performance objectives. Executive compensation consists primarily of an annual salary, bonuses linked to objective performance standards and long-term equity-based compensation.

     The annual salaries of the Company's executive officers are set at levels designed to attract, retain and motivate exceptional individuals by rewarding them for both individual and Company performance. The Committee reviews the annual salary of each executive officer in relation to that officer's performance, previous salary and the general market conditions and trends and then makes appropriate adjustments. The Committee intends to review executive compensation annually and to revise salaries based on each executive officer's past performance, expected future performance and the scope and nature of the officer's responsibilities, including expected changes in those responsibilities.

     The Committee believes that a significant portion of the executive compensation should be related to both the financial results of the Company and the specific performance of the individual. Every fiscal year, the Committee establishes a bonus plan for each executive officer based on the Company's financial performance as well as individual operating and strategic objectives. Typical operating objectives focus on earnings growth.

     The Company has employee stock incentive plans in order to offer key employees the opportunity to acquire an equity interest in the Company and thereby align the interests of these employees more directly with the long-term interest of shareholders. Awards under these employee plans have to date been in the form of stock options, except for one restricted stock award. Nonqualified stock options having a fixed exercise price and vesting ratably over a four year period were granted to executive officers and other key employees during fiscal 1999.

     At its meeting on October 29, 1998, the Committee reviewed officers' salaries and established salary levels for the succeeding year based on their evaluation of the officers' performance during the past year. At its meeting on April 23, 1999, the Committee reviewed formula-based 1999 bonus plans that had been prepared by management and awarded bonuses to officers. All bonus awards were per the plan. Bonuses shown in the executive compensation table reflect the application of this plan. The Committee also approved bonus formulas for fiscal 2000, which set up certain targets based on earnings per share, regional operating profit and sales growth and asset utilization targets, as well as individual operating and strategic objectives.

     The Committee determined the annual compensation of Mr. Hoguet, the Chairman and Chief Executive Officer of the Company, in accordance with the principles discussed above.

     Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to executive officers of public companies. The Committee noted that none of the executive officers had compensation in excess of this limit in fiscal 1999.

                             Compensation Committee
                          William R. Griffin, Chairman
                                 Alvin Z. Meisel
                                Thomas C. Parise

Certain Transactions

     On January 20, 1998, the Company loaned $100,000 to Jeffery D. Pederson, Executive Vice President, pursuant to a promissory note. Interest accrues at the rate of 7.5% per annum and is payable annually on the anniversary date of the note. The principal amount is payable on the third anniversary date of the note. The loan was issued in connection with Mr. Pederson's relocation to Cincinnati, Ohio.

     On May 1, 1998 the Company purchased for resale Jeffery D. Pederson's home for $328,000, also in connection with his relocation to Cincinnati, Ohio. The home was subsequently sold on September 4, 1998. The Company waived its right to offset the shortfall on the sale of Mr. Pederson's home (approximately $10,000) against the shares of restricted stock granted to him in October 1997.

Stockholder Return Performance Graph

     The following graph compares the percentage change in cumulative total stockholder return on Globe's Common Stock against the cumulative total return of the Standard & Poor's 500 Index and the Dow Jones Other Industrial and Commercial Services Index from the initial public offering price on February 8, 1996 to February 28, 1999. Cumulative total return to stockholders is measured by dividing (x), the sum of total dividends for the period (assuming dividend reinvestment) plus per-share price change for the period, by (y), the share price at the beginning of the period. The graph is based on an investment of $100 at the initial public offering price on February 8, 1996 in the Common Stock in each index.

                 COMPARISON OF 37 MONTH CUMULATIVE TOTAL RETURN
            AMONG GLOBE BUSINESS RESOURCES, INC., THE S & P 500 INDEX
         AND THE DOW JONES OTHER INDUSTRIAL & COMMERCIAL SERVICES INDEX

                             Globe                            Dow Jones
 Measurement Period        Business         S&P 500       Other Industrial &
 (Fiscal Year Covered)   Resources, Inc.     Index     Commercial Services Index
----------------------   ---------------    -------    -------------------------
Measurement Point -
2/8/96                      $100              $100                $100

2/29/96                      102                98                  99

2/28/97                       91               123                 106

2/28/98                      120               166                 137

2/28/99                      121               199                 139

Graph to be inserted in hard copy; EDGAR cannot recognize/accept the comparison graph form that printer will insert in place of the above.

Compensation Committee Interlocks and Insider Participation

     Both Meisel Investments, Inc., a corporation owned by Mr. Meisel, and NHA2 Partners, a general partnership owned equally by Messrs. Hoguet and Neller, leased property to the Company in fiscal 1999. The Company believes that the terms of all of these leases are similar to those prevailing for comparable properties which could be obtained from unrelated parties. Globe leased four properties from Meisel Investments, Inc. throughout fiscal 1999. All four leases expired April 30, 1999. Two of these leases were renewed for additional five-year terms ending April 30, 2004, and the other two leases were renewed for terms of two years or less. The Company entered into one new lease with Meisel Investments, Inc. in fiscal 1999 that expires on August 31, 2008. The Company made lease payments in fiscal 1999 of $586,869 to Meisel Investments, Inc. Globe leased one property from NHA2 Partners in fiscal 1999 and made lease payments of $10,000. This lease was canceled on March 31, 1998 at no penalty to the Company.

                                  Other Matters

     Management is not aware of any other matters to be presented at the meeting other than those specified in the notice.

     By order of the Board of Directors



May 26, 1999                                            Myron D. Wolf III
                                                        Secretary

COMPANY LOGO

                         Globe Business Resources, Inc.
                       1999 Annual Meeting of Shareholders

                             ----------------------

                             Tuesday, July 20, 1999
                                    9:00 A.M.
                        Company's Corporate Headquarters
                          11260 Chester Road, Suite 400
                             Cincinnati, Ohio 45246




                                      PROXY
                         GLOBE BUSINESS RESOURCES, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                  JULY 20, 1999


The undersigned hereby appoints DAVID D. HOGUET and BLAIR D. NELLER, or either one of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote on the matters specified below and in their discretion with respect to such other business as may properly come before the Annual Meeting of Shareholders of Globe Business Resources, Inc. to be held on July 20, 1999 at 9:00 A.M. Eastern Time at the Company's Corporate Headquarters, 11260 Chester Road, Suite 400, Cincinnati, Ohio 45246 or any adjournment of such meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

1.   Authority to elect as directors the five (5) nominees listed below:

               [ ]  FOR                   [ ]  WITHHOLD AUTHORITY

     DAVID D. HOGUET, BLAIR D. NELLER, ALVIN Z. MEISEL, WILLIAM R. GRIFFIN AND THOMAS C. PARISE

     WRITE  NAME OF ANY  NOMINEE(S)  FOR  WHOM  AUTHORITY  TO  VOTE IS  WITHHELD

     ---------------------------------------------------------------------------

2.   Approval of the amendments to the 1998 Stock Option and Incentive Plan.

              [ ] FOR              [ ] AGAINST                [ ]  ABSTAIN


        (This proxy is continued and is to be signed on the reverse side)

Globe Business Resources, Inc.
c/o Corporate Trust Services
Mail Drop 1090F5-4129
38 Fountain Square Plaza
Cincinnati, OH   45263








                              fold and detach here
--------------------------------------------------------------------------------

3. Ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for fiscal 2000.

               [ ] FOR                [ ] AGAINST              [ ]  ABSTAIN

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.





                                     Date
                                          --------------------------------, 1999

                                          --------------------------------------

                                          --------------------------------------
                                          (Important:  Please  sign  exactly
                                           as name appears hereon indicating,
                                           where proper, official position or
                                           representative capacity.  In  the
                                           case of joint holders, all should
                                           sign.)
                                           THIS PROXY IS SOLICITED ON BEHALF
                                           OF THE BOARD OF DIRECTORS